                                                                   EXHIBIT 10.21

February 26, 2002

Renato Fuchs, Ph.D
128 Kingswood Circle
Danville, CA 94506-6045

                                     REVISED
Dear Renato:

On behalf of TKT, I am pleased to extend the offer outlined below for you to become the Senior Vice President, Manufacturing and Operations of Transkaryotic Therapies, Inc. ("TKT"). I believe you will have a critical role in the continued development of TKT and look forward to the broad impact you will have on the Company.

The terms of this offer are as follows:

1. Title of Position: Senior Vice President, Manufacturing and Operations reporting to Dr. Richard Selden, Founder and CEO.

2. Gross Annual Base Salary: $280,000.00 to be paid semi-monthly at the rate of $11,666.67 gross per pay period.

3. Annual Target Bonus: You will participate in the Management Incentive Bonus Program. Your annual bonus target will be 20% of your base compensation and will reflect your individual and departmental performance as well as TKT's overall performance.

4. Stock Option Grant: You will receive an option to purchase 100,000 shares of TKT Common Stock (exercise price is the bid price of the stock as of the close of business on the last trading day before your official start date) which you will fully attain after a six (6) year vesting provision. 10,000 options will vest immediately upon your start date. In addition, if you choose to step down as the Senior Vice President, Manufacturing after five (5) years of employment with TKT, you will continue to vest the last year of your options provided that you are professionally available to TKT during that period of time.

5. Benefits: You will participate in those benefit programs which are in effect and for which you meet eligibility requirements during your employment with TKT, including a 401(k) company match of up to $5,500 per year, and Deferred Compensation company match of up to $20,000 per year. A description of these benefits is attached.

6. Relocation: You will be eligible to receive relocation assistance per the attached document. It is expected that you will complete your relocation to the Boston area within one and a half (1.5) years after beginning employment with TKT. TKT will also provide up to four (4) months of temporary housing in the Cambridge, Massachusetts area. In addition, we will pay costs related to the temporary storage of your household goods in New Jersey for a reasonable period of time.

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                                                                   EXHIBIT 10.21

7. Relocation Assistance Payment: You will receive a one-time, sign-on bonus of $100,000 (less appropriate withholdings). This bonus will be paid to you promptly after the start of your employment.

8. In the event of termination: Should your employment with TKT be terminated without cause or in the event of change of control of the Company, you will be eligible for severance pay for up to one (1) year at up to 100% of base pay (less appropriate withholdings). During this period of time, TKT will pay for your continued medical and dental benefits under Cobra, as well as for your disability and life insurances.

9. You will be subject to a non-compete provision consistent with that of other TKT executives, calling for a non-compete term of two years in the field of gene activation, niche proteins and non-viral gene therapy as it relates to products or processes directly competitive with TKT's. This non-compete will be revoked in the event of TKT's acquisition.

10. As a condition of employment, you will be expected to sign an agreement of Confidentiality, Inventions and Noncompetition which is signed by all employees of Transkaryotic Therapies. Enclosed is this agreement for your review and signature.

11. This offer of employment is contingent upon your being legally able to work in the United States. Federal Law requires that you provide proof of employment eligibility within three days of your employment.

If you agree to the terms outlined in this offer, please sign and return one (1) copy of this offer letter along with one (1) copy of the Confidentiality, Inventions and Noncompetition Agreement. We anticipate your start date to be March 18, 2002. In the event that you begin working on behalf of TKT as a consultant prior to March 18, 2002, TKT will pay you daily at a pro-rata basis based on your annual salary. In addition, TKT will reimburse you for related expenses including those related to travel and short-term extension of your California lease.

We have enjoyed our discussions with you and believe that your addition to TKT's management team will have a profound impact on our ability to make TKT's vision a reality. I look forward to a long, mutually beneficial, and enjoyable working relationship.

Thank you for your time and consideration.

Sincerely,

/s/ Michael J. Astrue

Michael J. Astrue
Senior Vice President,
Administration and General Counsel

                                                                   EXHIBIT 10.21

Agreed to and Accepted: /s/ Renato Fuchs
                        ---------------------
                            Renato Fuchs

              Date: March 11, 2002

                                                                   EXHIBIT 10.21

                           RELOCATION GUIDELINES - TKT

1.    POLICY

- It is the policy of Transkaryotic Therapies, Inc., to assist newly-hired employees and their dependents with certain specified expenses that may occur as a result of a result of a relocation from a primary residence made at the Company's request. It should be noted that it is not the Company's intent to fully indemnify, compensate or reimburse an employee for all expenses which may occur in connection with a relocation.

- The Company will provide year-end tax gross-up for all relocation expenses. This gross-up does not apply to any one-time, lump-sum bonuses.

- Original receipts issued by the supplier of the services rendered, adequately documenting the nature and amount of any goods or services rendered, are required in all cases, unless otherwise specified.

2.    HOUSEHUNTING EXPENSES

- The Company will reimburse expenses for two round trips not to exceed seven days in total.

-     Eligible expenses include:

-     Air Fare (coach)

-     Public ground transportation

-     Automobile mileage, tolls, and parking

-     Car rental

-     Lodging

-     Reasonable cost of meals

3.    TEMPORARY LIVING EXPENSES

- The Company will provide temporary living accommodations and reimburse reasonable and necessary living expenses of the employee for up to four
      (4) months duration, provided the employee has duplicate living expenses during the same period (e.g. mortgage at previous location, rent for family still living in previous location).

4.    DUPLICATE MORTGAGE ASSISTANCE

- In the event the employee has not yet sold his-her primary residence in the former location and is required to take possession-title of a home in the new location prior to selling the former residence, the Company will provide duplicate mortgage assistance provided the employee is responsible for carrying costs for both residences.

- Reimbursement is limited to interest and taxes only on the smaller mortgage payment and is not to exceed three (3) months.

- Relocating employees are not eligible for both temporary living and duplicate mortgage assistance.

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                                                                   EXHIBIT 10.21

5.    RETURN TRIPS HOME

- The Company will reimburse the employee for up to a total of three round trips home by the employee.

6.    PERSONAL MOVE

- The Company will reimburse the employee the one-time cost of relocating to the Boston area.

7.    PERSONAL & HOUSEHOLD GOOD TRANSPORTATION

- The Company will pay all reasonable costs of transporting normal household and personal effects from the former residence to the new residence.

- Insurance protection against loss and/or damage to household goods and personal effects during transit will be provided by the Company up to a full value replacement maximum of $50,000. If the employee desires additional insurance, he/she will be responsible for contacting the carrier directly and for covering any additional costs.

- The Company will not be responsible for the cost of providing the following services or transporting the following items (Arrangements and payments of these relocated items must be made by the employee directly with the carrier and are the responsibility of the employee):

- Removal or installation of wall-to-wall carpeting, ceiling fans, electrical fixtures, or related items

-     Pick up and delivery charges at locations other than the primary residence

- The disassembly and assembly of fixtures and utilities such as wood stoves, water softeners, gym sets, utility sheds, above-ground pools, aerobic equipment, waterbeds, etc.

- Transporting high-weight, low-value items such as firewood, coal, building materials, etc.

-     Transporting of firearms and/or ammunition

-     Transporting perishable foods, liquor, or plants

- Transporting combustible items such as oil-based paints, kerosene, gasoline, poison, and other flammable liquids and fuel

- Transporting large vehicles (except automobiles) such as RVs, campers, trailers and boats in excess of 10 feet; and

- Transporting articles of great monetary or sentimental value such as jewelry, furs collections, stocks/bonds, wills, photos, or other important documents.

8.    STORAGE IN TRANSIT

- In the event of delayed occupancy of your permanent residence, the Company will cover the cost of storing household goods in a warehouse for a reasonable period of time.

- The Company will pay costs related to the temporary storage of your household goods in New Jersey for a reasonable period of time.

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                                                                   EXHIBIT 10.21

9.    CLOSING COSTS

- Reasonable closing costs associated with the sale of the former residence, including the following:

-     Real Estate Commission (not to exceed 6% of the selling price)

-     Transfer Tax

-     Attorney's Fees

-     Deed Preparation

-     Title Insurance

-     Escrow Company Fees

-     Filing & Recording Fees

-     Required Service Fees

- Reasonable closing costs associated with the purchase of the new residence include the following:

-     One Point

-     Attorney's Fees

-     Title Search Insurance Costs

-     Document Preparation Fees

-     Survey Fees

-     Lender Inspection Fees in connection with obtaining a mortgage

-     Recording Fees

-     Inspections required by local ordinance or by community

-     Other Statutory Fees

10. EFFECT OF VOLUNTARY TERMINATION OF EMPLOYMENT FROM NEW POSITION WITHIN ONE YEAR OF RELOCATION

- If an employee voluntarily chooses to leave the Company within one (1) year of relocation, he/she will be responsible for refunding the Company all the moneys received as reimbursement for relocation expenses. The employee will be required to acknowledge this responsibility by signing a document promising to repay the Company prior to taking advantage of any aspect of this policy. (See attachment entitled "Agreement to Reimburse")

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                                                                   EXHIBIT 10.21

                             AGREEMENT TO REIMBURSE

In consideration of the agreement of Transkaryotic Therapies, Inc., (TKT) to pay certain relocation expenses on my behalf, I agree to reimburse TKT for all such expenses in the event that I voluntarily resign from my employment with TKT within one year after the date on which TKT issues the first check in payment of a relocation expense in my behalf.

In the event that I voluntarily resign from my employment with TKT within one year after such relocation, I hereby authorize Transkaryotic Therapies, Inc., to deduct relocation moneys I owe to TKT from any moneys TKT owes me (including my final paycheck). I understand that I must repay to TKT any balance remaining after that deduction is made.

------------------------
Renato Fuchs

/s/ Renato Fuchs
------------------------
Employee signature

March 11, 2002
Date